Exhibit 99.1

Deutsche Börse AG and NYSE Euronext Inc. Confirm Advanced Merger Discussions

NEW YORK and FRANKFURT, 9 February 2011 – In light of recent market rumors, Deutsche Börse AG and NYSE Euronext (NYX) today confirmed that they are engaged in advanced discussions regarding a potential business combination. They cautioned that no agreement has been reached.  They also noted that there cannot be any assurance that an agreement will be reached or, if an agreement is reached, that a transaction will be completed.  Any transaction would be subject to the approval of the two companies’ boards, regulatory and shareholder approvals, as well as other customary conditions.

This transaction creates a group that is both a world leader in derivatives and risk management and the premier global venue for capital raising.  As a true pacesetter across the spectrum of capital markets services, the combined group will offer clients global scale, product innovation, operational and capital efficiencies, and an enhanced range of technology and market information solutions. The combined group, which would be the    world’s largest exchange operator by revenues and profit and would continue to operate all exchanges under local regulatory frameworks and supervision, and would work closely with regulators to facilitate transparency and standardization of global markets.

It is expected that Deutsche Börse and NYSE Euronext would combine their businesses in all-stock transaction under a new legal entity incorporated in the Netherlands. If fully consummated, Deutsche Börse shareholders would hold approximately 59 to 60%, and NYSE Euronext shareholders would hold approximately 40 to 41%, of the combined company’s equity.

The combined group would have dual headquarters in New York and Frankfurt. The Chairman would be Reto Francioni, based in Frankfurt, and the CEO would be Duncan Niederauer, based in New York. The new company would have an Executive Committee drawn equally from the current leadership of both companies.

NYSE Euronext and Deutsche Börse AG expect to be able to realize approximately €300 million in cost synergies, principally from economies of scale in information technology, clearing operations, market operations and corporate center functions. In addition Deutsche Börse AG and NYSE Euronext expect to generate substantial incremental revenues from clearing services, product innovation and cross-selling opportunities between the global cash and derivatives businesses.

Deutsche Börse AG and NYSE Euronext believe that a combination could deliver value to clients, shareholders and other stakeholders in many ways, including:

  Trading clients would benefit from significant savings available through common IT infrastructure, simplified clearing processes, capital efficiencies and the formation of a more liquid, pan-European, pan-Euro regulated market.
  Deutsche Börse AG and NYSE Euronext shareholders would benefit from a more attractive revenue mix, accelerated earnings growth and from substantial cost savings.
  The global capital markets would benefit from the creation of the most efficient, transparent and well-regulated markets for issuers and clients around the world.  In particular, the combined company would create an important counterweight to the proliferation of alternative trading venues that operate with less transparency and far fewer regulatory requirements than either Deutsche Börse AG or NYSE Euronext.

Subject to applicable laws and regulations, the parties plan to make no further statement about these discussions until they are terminated, or until a definitive agreement is reached.

About NYSE Euronext
NYSE Euronext (NYX) is a leading global operator of financial markets and provider of innovative trading technologies.  The company's exchanges in Europe and the United States trade equities, futures, options, fixed-income and exchange-traded products.  With approximately 8,000 listed issues (excluding European Structured Products), NYSE Euronext's equities markets – the New York Stock Exchange, NYSE Euronext, NYSE Amex, NYSE Alternext and NYSE Arca – represent one-third of the world's equities trading, the most liquidity of any global exchange group. NYSE Euronext also operates NYSE Liffe, one of the leading European derivatives businesses and the world's second-largest derivatives business by value of trading. The company offers comprehensive commercial technology, connectivity and market data products and services through NYSE Technologies. NYSE Euronext is in the S&P 500 index, and is the only exchange operator in the S&P 100 index and Fortune 500.  For more information, please visit: http://www.nyx.com.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning NYSE Euronext’s plans, objectives, expectations and intentions and other statements that are not historical or current facts. Forward-looking statements are based on NYSE Euronext’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements. Factors that could cause NYSE Euronext’s results to differ materially from current expectations include, but are not limited to: NYSE Euronext’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk and U.S. and global competition, and other factors detailed in NYSE Euronext’s reference document for 2009 ("document de référence") filed with the French Autorité des Marchés Financiers (Filed on April 22, 2010 under No. D.10-0304), 2009 Annual Report on Form 10-K and other periodic reports filed with the U.S. Securities and Exchange Commission or the French Autorité des Marchés Financiers.

In addition, these statements are based on a number of assumptions that are subject to change. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by NYSE Euronext that the projections will prove to be correct. This press release speaks only as of this date. NYSE Euronext disclaims any duty to update the information herein.

Contact: Robert Rendine
Phone: 212.656.2065
Email:  nyseeuronextpressoffice@nyx.com